Exhibit 4.5

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES B PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 12, 2013, by and among:

(1)                                  Jupai Investment Group (Cayman), an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”),

(2)                                  Jupai Hong Kong Investment Limited, a private company limited by shares organized under the laws of Hong Kong (the “HK Company”),

(3)                                  Shanghai Juxiang Investment Management Consulting Co., Ltd. , a limited liability company organized under the laws of the PRC (the “WFOE”),

(4)                                  Shanghai Jupai Investment Consulting Co., Ltd. , a limited liability company organized under the laws of the PRC (the “Domestic Enterprise”),

(5)                                  Jupai Holding Inc., a limited liability company organized under the laws of the British Virgin Islands (the “Selling Shareholder”),

(6)                                  each of the individuals (each a “Founder”, and collectively, the “Founders”) and the companies (each a “Founder Holdco”, and collectively, the “Founder Holdcos”) set forth in Schedule 1 hereto, and

(7)                                  E-House (China) Real Estate Asset Management Ltd., an exempted limited liability company organized under the laws of the Cayman Islands (the “Investor”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                                   The Company is an exempted limited liability company established under the laws of the Cayman Islands on August 13, 2013;

B.                                     The Company holds 100% of the aggregate equity interests in the HK Company which in turn owns 100% of the aggregate registered capital of the WFOE.

C.                                     The WFOE is engaged in investment management and consulting, asset management, and convention and exhibition services (the “WFOE Business”), and the Domestic Enterprise is engaged in the business of investment management and consulting, asset management, convention and exhibition services and market information consulting and investigation (the “Domestic Business”, together with the WFOE Business, the “Principal Businesses” and each a “Principal Business”); and

D.                                    The Company desires to issue and sell to the Investor and the Investor desires to purchase from the Company 12,918,340 Series B Shares (as defined below), and the

Selling Shareholder desire to sell to the Purchasers and the Purchasers desires to purchase from the Selling Shareholder 25,836,680 (or 12,918,340 where applicable) Ordinary Shares of the Company, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 4.10.

“Additional Purchased Ordinary Shares” has the meaning set forth in Section 2.3(ii).

“Additional Ordinary Purchase Price” has the meaning set forth in Section 2.3(ii).

“Affiliate” means, with respect to a person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person, and any shareholder, member or partner of such person.

“Agreement” has the meaning set forth in the preamble.

“Amended Shareholders Agreements” has the meaning set forth in Section 2.1.

“Applicable Law” has the meaning set forth in Section 4.11(a).

“Approval” has the meaning set forth in Section 4.11(c).

“Board of Directors” means the board of Directors of the Company.

“Balance Sheet Date” has the meaning set forth in Section 4.16(b).

“Circular 75” means the Circular on Issues Relating to the Administration of Foreign Exchange concerning Fund Raising and Round-Trip Investment by Domestic Residents through Offshore Special Purpose Vehicles  issued by SAFE and effective as of November 1, 2005 and the implementation rules promulgated thereunder.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Company” has the meaning set forth in the preamble.

“Company Security Holder” means the holder or beneficiary owner of any equity securities of the Company.

“Confidential Information” has the meaning set forth in Section 11.14(a).

“Confidential Information Agreements” has the meaning set forth in Section 4.25.

“Control Documents” means the following contracts collectively: (i) a technical consultation and service agreement  to be entered into by and between the WFOE and the Domestic Enterprise, (ii) a business cooperation agreement  to be entered into by and between the WFOE and the Domestic Enterprise,

(iii) share disposal agreements  to be entered into by and among the WFOE, the Domestic Enterprise and the equity holders of the Domestic Enterprise; (iv) voting rights proxy agreements  to be entered into by and among the WFOE, the Domestic Enterprise and the equity holders of the Domestic Enterprise; and (v) equity pledge agreements  to be entered into by and among the WFOE, the Domestic Enterprise and the equity holders of the Domestic Enterprise.

“Conversion Shares” means the ordinary shares of the Company issuable upon conversion of the Purchased Shares.

“Directors” means the directors, from time to time, of the Company.

“Disclosure Schedule” has the meaning set forth in Section 4.

“Disclosing Party” has the meaning set forth in Section 11.14(c).

“Domestic Resident” means a natural person with such lawful identity certificates as resident identification card and passport of the People’s Republic of China or a natural person habitually residing in China for economic interests without such certificates.

“ESOP” means the employee stock option plan of the Company to be adopted by the Company, under which a total of 12,048,193 Ordinary Shares have been reserved for the purpose of motivating employees, officers and consultants of the Company.

“Establishment Documents” has the meaning set forth in Section 4.30(b).

“Financial Statements” has the meaning set forth in Section 4.16(b).

“Founder/Founders” has the meaning set forth in the preamble.

“Founder Holdco/Founder Holdcos” has the meaning set forth in the preamble.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies” means the Company, the HK Company, the WFOE, the Domestic Enterprise and the Subsidiaries of the Domestic Enterprise collectively, and a “Group Company” means any of them.

“HK Company” has the meaning set forth in the preamble.

“HKIAC” has the meaning set forth in Section 11.12(b).

“IFRC” has the meaning set forth in Section 4.16(a).

“Indemnifiable Loss” has the meaning set forth in Section 10(g).

“Indemnitor” has the meaning set forth in Section 10(a).

“Indemnitee” has the meaning set forth in Section 10(a).

“Investor” has the meaning set forth in the preamble.

“Investor Director” has the meaning set forth in Section 7.7.

“Investors’ Rights Agreement” has the meaning set forth in Section 2.1.

“Jinhua Loan” has the meaning set forth in Section 7.17.

“Jupai Management” means Shanghai Jupai Investment Management Co., Ltd. , a limited company organized under the laws of the PRC and wholly owned by Mr. Hu.

“Juzhou” means Juzhou Asset Management (Shanghai) Co., Ltd. , a limited company organized under the laws of the PRC.

“Knowledge” means, with reference to a party, such party’s actual or constructive knowledge after due and diligent inquiries of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

“Key Employees” has the meaning set forth in Section 4.19.

“Lien” has the meaning set forth in Section 4.5(a).

“Material Adverse Effect” has the meaning set forth in Section 4.1.

“Material Contract” has the meaning set forth in Section 4.9.

“Mr. Hu” means Hu Tianxiang, a Chinese citizen (residential ID No. ####).

“Nominee Shareholder” has the meaning set forth in Section 6.10.

“OFAC” has the meaning set forth in Section 4.26(b).

“OFAC Sanctions” has the meaning set forth in Section 4.26(b).

“OFAC Sanctioned Person” has the meaning set forth in Section 4.26(b).

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.0005 per share.

“Ordinary Purchase Price” has the meaning set forth in Section 2.3.

“Party/Parties” has the meaning set forth in the preamble.

“Permit” has the meaning set forth in Section 4.11(d).

“PRC” means the People’s Republic of China but, solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong, Macau Special Administrative Region and the island of Taiwan.

“PRC GAAP” has the meaning set forth in Section 4.16(a).

“Preferred Share” means any of the Series A Preferred Shares and the Series B Preferred Shares.

“Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know how and processes of a company, and all documentation related to any of the foregoing.

“Purchased Price” has the meaning set forth in Section 2.3(ii).

“Purchased Ordinary Shares” has the meaning set forth in Section 2.3.

“Purchased Shares” has the meaning set forth in Section 2.3(ii).

“Purchased Series B Shares” has the meaning set forth in Section 2.2.

“Purchasers” has the meaning set forth in Section 2.3(ii).

“Registered Intellectual Property” means all Proprietary Assets of a Group Company, wherever located, that are the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

“Related Party” means each member or shareholder or equity interest holder of any Group Company, each Affiliate of any Group Company, and each member of the immediate family of each of the foregoing that is an individual.

“Related Party Contract” has the meaning set forth in Section 4.18.

“Restated Articles” has the meaning set forth in Section 2.1.

“Restricted Business” has the meaning set forth in Section 6.5.

“Right of First Refusal and Co-sale Agreement” has the meaning set forth in Section 2.1.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means PRC State Administration for Foreign Exchange or any of its local counterparts.

“SAFE Rules and Regulations” means Circular 75 and any other applicable SAFE rules and regulations.

“SDN List” has the meaning set forth in Section 4.26(b).

“Series A Shares” means the series A preferred shares, par value US$0.0005per share, of the Company.

“Series B Shares” has the meaning set forth in Section 2.2.

“Series B Purchase Price” has the meaning set forth in Section 2.2.

“Series B Preferred Share Financing” has the meaning set forth in Section 2.2.

“Secretary” has the meaning set forth in Section 4.26(b).

“Share Pledge” has the meaning set forth in Section 7.17.

“Shanghai Juxi” means Shanghai Juxi Asset Management Partnership Enterprise (General Partnership) , a partnership organized under the laws of PRC.

“Subsidiary” means with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP; or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Company, the WFOE, the Domestic Enterprise and any other Subsidiary to be established by any of them from time to time.

“Third Party Transferee” has the meaning set forth in Section 2.3(ii).

“Transaction Agreements” means this Agreement, the Restated Articles, the Amended Shareholders Agreements, the Indemnification Agreements, the exhibits and appendices attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with the implementing the transactions contemplated by any of the foregoing.

“United States Person” has the meaning set forth in Section 4.26.

“UNITRAL Rules” has the meaning set forth in Section 11.12(b).

“US GAAP” has the meaning set forth in Section 4.16(a).

“USD” or “US$” means the United States dollar, the lawful currency of the United States of America.

“USD Equivalent” means the amount of USD equivalent in value to the amount of RMB based on the middle exchange rate of USD against RMB as announced by the People’s Bank of China on the Closing Date, unless otherwise specified in the Transaction Agreements.

“Warrantors” means the Group Companies, the Selling Shareholder, the Founders and the Founder Holdcos.

“Yibairun” means Yibairun Investment Consulting (Beijing) Co., Ltd. , a limited company organized under the laws of the PRC.

2.                                       AGREEMENT TO PURCHASE AND SELL SHARES

2.1.                              Authorization. As of the Closing, the Company shall have authorized the issuance of, pursuant to the terms and conditions of this Agreement, 38,755,020 (or 25,836,680 where applicable) Series B Shares, having the rights, preferences, privileges and restrictions as set forth in (i) the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit A (the “Restated Articles”), (ii) the Investors’ Rights Agreement attached hereto as Exhibit B (the “Investors’ Rights Agreement”); and (iii) the Right of First Refusal and Co-sale Agreement attached hereto as Exhibit C (the “Right of First Refusal and Co-sale Agreement”, together with the Investors’ Rights Agreement, the “Amended Shareholders Agreements”). The Restated Articles and the Amended Shareholder Agreements may be updated upon the determination of the Third Party Transferee at or before the Closing.

2.2.                              Issuance of Series B Shares. Subject to the terms and conditions hereof and in consideration of the Series B Purchase Price set forth below, the Company hereby agrees to issue and sell to the Investor, and the Investor hereby agrees to purchase from the Company, on the Closing Date, 12,918,340 Series B Shares, par value of US$0.0005 per share each, of the Company (the “Series B Shares”), at a price of USD Equivalent of RMB3.7156 per share, amounting to an aggregate purchase price of USD Equivalent of RMB48,000,000 (the “Series B Purchase Price”), subject to Section 11.13 hereof. For purposes of this Agreement, “Series B Preferred Share Financing” shall mean the sale by the Company of its Series B Shares to the Investor for aggregate cash proceeds to the Company of USD Equivalent of RMB48,000,000 (subject to the deduction of the expenses set forth in Section 11.13), and the Series B Shares to be purchased and sold pursuant to this Agreement in such Series B Preferred Share Financing shall be collectively hereinafter referred to as the “Purchased Series B Shares”.

2.3                                 Sale of Ordinary Shares. Subject to the terms and conditions hereof and in consideration of the Ordinary Purchase Price and Additional Ordinary Purchase Price set forth below,

(i)                                     The Selling Shareholder hereby agrees to sell to the Investor, and the Investor hereby agrees to purchase from the Selling Shareholder, on the Closing Date, 12,918,340 Ordinary Shares, par value of US$0.0005 per share each, of the Company (the “Purchased Ordinary Shares”), for purchase price of USD Equivalent of RMB48,000,000 (the “Ordinary Purchase Price”).

The Purchased Ordinary Shares shall, at or after the Closing, be re-designated into 12,918,340 Series B Shares. Immediately after the Closing, the Purchased Ordinary Shares which have been re-designated into 12,918,340 Series B Shares, shall collectively represent 10% of the equity interests in the Company (calculated on a fully diluted and as- converted basis).

(ii)                                  The Investor may, upon the mutual agreement with the Selling Shareholder, designate a third party (the “Third Party Transferee”, together with the Investor, the “Purchasers”) to purchase from the Selling Shareholder up to 12,918,340 Ordinary Shares on the terms and conditions set forth herein, provided that such Third Party Transferee shall be determined before December 31, 2013. If the Investor fails to provide name and other detailed information of the Third Party Transferee before December 31, 2013, no Third Party Transferee shall be designated and the Selling Shareholders shall have rights to reject the sale of 12,918,340 Ordinary Shares. The Selling Shareholder hereby agrees to sell to the Third Party Transferee, on the Closing Date, 12,918,340 Ordinary Shares, par value of US$0.0005 per share each, of the Company (the “Additional Purchased Ordinary Shares”, together with the Purchased Series B Shares and the Purchased Ordinary Shares, the “Purchased Shares”), for purchase price of USD Equivalent of RMB48,000,000 (the “Additional Ordinary Purchase Price”, together with the Series B Purchase Price and the Ordinary Purchase Price”, the “Purchase Price”). Upon the determination of the Third Party Transferee, the Restated Articles and the Amended Shareholder Agreement attached hereto will be updated at or before the Closing.

The Additional Purchased Ordinary Shares shall, at or after the Closing, be re-designated into 12,918,340 Series B Shares. Immediately after the Closing, the Additional Purchased Ordinary Shares which have been re-designated into 12,918,340 Series B Shares, shall collectively represent 10% of the equity interests in the Company (calculated on a fully diluted and as-converted basis).

Immediately after the Closing, the Purchased Shares shall collectively represent 30% (or 20% where applicable) of the equity interests in the Company (calculated on a fully diluted and as-converted basis).

3.                                       CLOSING; DELIVERY

3.1.                              Closing. The consummation of the sale and purchase of the Purchased Shares hereunder (the “Closing”, and such date of the Closing, the “Closing Date”) shall take place remotely via the exchange of documents and signatures as soon as practicable after all closing conditions (except for such conditions that will be satisfied at the Closing, but nonetheless subject to the satisfaction thereof at the Closing) specified in Section 7 and Section 8 hereof have been waived or satisfied, or at such other time and place as the Parties shall mutually agree in writing.

3.2.                              Delivery. At the Closing, in addition to any item the delivery of which is made an express closing condition pursuant to Sections 7 and 8 hereof,

(a)                                  the Company shall deliver to the Investor (i) the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to the Investor of the part of Purchased Shares (including the re-designated Series B Shares) being purchased by the Investor at the Closing, (ii) the updated register of directors of the Company, certified by the registered agent of the Company, evidencing the appointment of the Investor Director, and a certified copy of the appointment letter appointing the Investor Director to the board of directors of the WFOE, and (iii) a duly executed share certificate representing the number of the Purchased Series B Shares being purchased by the Investor at the Closing registered in the name of the Investor;

(b)                                 Subject to the mutual agreement with the Selling Shareholder, the Company shall deliver to the Third Party Transferee (i) the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to the Third Party Transferee of the part of Purchased Shares (including the re-designated Series B Shares) being purchased by the Third Party Transferee at the Closing, and (ii) if applicable, the updated register of directors of the Company, certified by the registered agent of the Company, evidencing the appointment of any director designated by the Third Party Transferee, and a certified copy of the appointment letter appointing such Director to the board of directors of the WFOE.

(c)                                  the Investor shall deliver to the Company the Series B Purchase Price by wire transfer of immediately available funds in USD to an account designated by the Company, subject to Section 11.14 hereof, provided that wire instructions shall have been provided by the Company to the Investor at least five (5) business days prior to the Closing Date. For the purpose hereof, the applicable exchange rate between USD and RMB shall be based on the middle exchange rate of USD against RMB as announced by the People’s Bank of China on the Closing Date;

(d)                                 the Selling Shareholder shall deliver to the Company share certificates representing all the Ordinary Shares of the Company held by the Selling Shareholder immediately prior to the Closing and the duly executed instrument of transfer in respect of the Purchased Ordinary Shares;

(e)                                  the Investor and the Third Party Transferee shall deliver to the Selling Shareholder the Ordinary Share Purchase Price by wire transfer of immediately available funds in USD to accounts designated by the Selling Shareholder respectively, provided that wire instructions shall have been provided by the Selling Shareholder to the Investor and the Third Party Transferee at least five (5) business days prior to the Closing Date. For the purpose hereof, the applicable exchange rate between USD and RMB shall be based on the middle exchange rate of USD against RMB as announced by the People’s Bank of China on the Closing Date;

(f)                                   the Company shall deliver to the Selling Shareholder a share certificate representing that number of Ordinary Shares that is equal to the number of Ordinary Shares held by such Selling Shareholder immediately prior to the Closing less the number of Purchased Ordinary Shares and Additional Purchased Ordinary Shares (if applicable); and

(g)                                  the Company shall deliver to the Investor a share certificate representing the number of the Series B Shares that are re-designated from the Purchased Ordinary Shares being purchased by the Investor at the Closing.

(h)                                 the Company shall deliver to the Third Party Transferee a share certificate representing the number of the Series B Shares that are re-designated from the Additional Purchased Ordinary Shares being purchased by the Third Party Transferee at the Closing.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each Group Company, the Selling Shareholder, each Founder and the Founder Holdco (each a “Warrantor”, and collectively, the “Warrantors”), jointly and severally, hereby represent and warrant to the Investor and the Third Party Transferee (if applicable), except as set forth in the disclosure schedule (which shall be in form and substance satisfactory to the Investor and the Third Party Transferee (if applicable)) attached to this Agreement as Exhibit D (the “Disclosure Schedule”), which identifies exceptions by specific section references and which shall be deemed to be representations and warranties of the Warrantors, as of the date hereof and the Closing Date hereunder, as follows:

4.l.                                Organization, Good Standing, Qualification and Corporate Documents.  Each Group Company is duly organized and validly existing under, and by virtue of, the laws of the place of its incorporation or establishment, and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have (i) a material adverse effect on its condition (financial or otherwise), assets and properties, results of operation or business as presently conducted and to be conducted, taken as a whole (a “Material Adverse Effect”), (ii) material impairment of the ability of any Group Company to perform the material obligations of such entity hereunder or under any other Transaction Agreement, as applicable, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Agreement against any Group Company. Section 4.1 of the Disclosure Schedule contains a list of the Group Companies as of the Closing Date, setting forth the name, the outstanding share capital and the paid-in registered capital, the business scope, the registered office, the date of establishment, the valid duration, the identities and shareholding percentage of the shareholders of each of the Group Companies, together with a chart illustrating the shareholding structure of the Group Companies as of the date of this Agreement and the Closing Date. The Restated Articles is in the form provided to the Investor. The copy of the minute books of the Company made available to the Investor contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

4.2.                            Capitalization.

(a)                                 Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(i)                                     Ordinary Shares. A total of 155,020,080 (or 142,101,740 where applicable) ordinary shares, par value US$0.0005 per share, of the Company, with rights, privileges and preferences as stated in the Restated Articles (the “Ordinary Shares”), of which:

(1)                                           100,000,000 shares are issued and outstanding;

(2)                                           38,755,020 (or 25,836,680 where applicable) shares are reserved for issuance upon conversion of the Series B Shares; and

(3)                                           12,048,193 shares are reserved for issuance to officers, directors, employees, consultants or service providers of the Company under an employee stock option plan (the “ESOP”) to be adopted by the Board of Directors after the Closing.

(ii)                                  Preferred Shares. A total of 42,971,887 (or 30,053,547 where applicable) preferred shares, par value US$0.0005 per share, of the Company, with rights, privileges and preferences as stated in the Restated Articles (the “Preferred Shares”), of which:

(1)                                           4,216,867 shares are designated as Series A Shares, all of which are issued and outstanding; and

(2)                                           38,755,020 (or 25,836,680 where applicable) shares are designated as Series B Shares, none of which are issued and outstanding.

The capitalization tables set forth in Part 1 of Schedule 2, Part 2 of Schedule 2 and Part 3 of Schedule 2 completely and accurately list the share capital of the Company and the holders thereof, as of (1) immediately prior to the Closing; (2) immediately after the Closing (if the Third Party Transferee purchases 12,048,193 Ordinary Shares from the Selling Shareholder) and (3) immediately after the Closing (if the Third Party Transferee does not purchase any Ordinary Shares), respectively.

(b)                                 HK Company. Immediately prior to the Closing, the authorized share capital of the HK Subsidiary is HK$10,000, divided into 10,000 shares of HK$1.00 each, 1 of which is issued and outstanding. The Company is the sole legal and beneficial owner of the HK Company.

(c)                                       The WFOE and the Domestic Enterprise. Immediately prior to the Closing, the registered capital of the WFOE is USD1.5 million, and the registered capital of the Domestic Enterprise is RMB30 million.

(d)                                      Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Purchased Shares, (ii) rights provided in the Amended Shareholders Agreements, and (iii) 12,048,193 Ordinary Shares (and options and warrants therefor) reserved for issuance to employees pursuant to the ESOP, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Apart from the exceptions noted in this Section 4.2 and the Amended Shareholders Agreements, no shares (including the Purchased Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person) or any agreement that affects the voting or relates to the giving of written consents with respect to such shares.

(e)                                       ESOP. The Company has provided to the Investor true and complete copies of the board resolutions authorizing the reservation of 12,048,193 Ordinary Shares for issuance under an employee stock option plan to be adopted by the Board of Directors after the Closing. The Company has not directly or indirectly issued Ordinary Shares, share options or other forms of equity of the Company to employees, directors or consultants of any Group Company except in accordance with the ESOP and as approved by the Board of Directors. The approval of the Board of Directors (including the approval of the Investor Director) shall be obtained for any issuance of share options after the Closing.

(f)                                        Outstanding Security Holders. A complete and current list of all outstanding shareholders, option holders and other security holders of the Company as of the date hereof and as of the Closing Date is set forth in Section 4.2(f) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.

4.3.                            Subsidiaries. Except as disclosed in Section 4.3 of the Disclosure Schedule, other than equity interests in the other Group Companies, none of the Group Companies presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity and does not maintain any offices or branches. Section 4.3 of the Disclosure Schedule sets forth the company particulars of each of the Group Companies as of the date hereof, and such information is true, complete and accurate in all respects and there is no information the omission of which might make such information misleading, incomplete or inaccurate in any respect.

4.4.                            Due Authorization and Enforceability. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Agreements to which it is a party, the performance of all obligations of each Warrantor thereunder, and the authorization, issuance (or reservation for issuance), sale, transfer and delivery of the Purchased Shares, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by each Warrantor. This Agreement and each of the Transaction Agreements are, or when executed and delivered by such Warrantor shall be, valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of any Series B Shares or the sale of any Purchased Ordinary Shares and Additional Purchased Ordinary Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.

4.5.                            Valid Issuance of Shares.

(a)                                 The Purchased Shares, when issued, sold, re-designated and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued/sold, re-designated, fully paid and non-assessable, free and clear of any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation (each, a “Lien”) and will be free of restrictions on transfer (except for any restrictions on transfer set forth in the Transaction Agreements or any restrictions on transfer under applicable securities laws and regulations). Subject in part to the accuracy of the representations of the Investor in Section 5 of this Agreement, the Purchased Shares will be issued and sold in compliance with all applicable securities laws. The ordinary shares issuable upon conversion of the Purchased Shares (“Conversion Shares”) have been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer set forth in the Transaction Agreements, applicable securities laws and liens or encumbrances created by or imposed by the Investor. The Conversion Shares will be issued in compliance with all applicable securities laws.

(b)                                 All presently outstanding share capital or registered capital of each Group Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any Liens and free of restrictions on transfer (except for any restrictions on transfer under the Transaction Documents, the Control Documents, and applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

(c)                                  Except as disclosed in Section 4.5(c) of the Disclosure Schedule, all presently outstanding equity securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable laws, pre-emptive rights of any person, and applicable contracts, and are fully paid and non-assessable. All share capital of each Group Company is and as of the Closing shall be free of any and all Liens (except as provided under the Transaction Agreements). There are no (a) resolutions pending to increase the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company or (c) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company.

4.6.                            Liabilities. Other than (i) those set forth or adequately provided for in the Financial Statements, (ii) those incurred in the ordinary course of business since June 30, 2013 and consistent with past practice, and (iii) those incurred in connection with the execution of this Agreement, none of the Group Companies has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that such Group Company has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Group Company has otherwise become directly or indirectly liable.

4.7.                            Title to Properties and Assets.

(a)                                 Except as disclosed in Section 4.7(a) of the Disclosure Schedule, the Group Companies have good and valid title to, or a valid leasehold interest in, all of the assets they use or may need to use in the conduct of their respective businesses, whether real, personal or mixed (including but not limited to all such assets reflected in the Financial Statements), free and clear of any Liens or third party claims, including any creditors’ rights. The foregoing assets collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of the Group Companies in the manner conducted during the periods covered by the Financial Statements. Except for leased items, no person other than a Group Company owns any interest in any such assets. Except as disclosed in Section 4.7(a) of the Disclosure Schedule, all leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

(b)                                 No Group Company owns any real property or has any easements, licenses, rights of way, or other interests in or to real property, except for the leasehold interests to real property occupied by the respective Group Company as listed on Section 4.7(b) of the Disclosure Schedule. All such leasehold properties are held under valid, binding and enforceable leases of a Group Company. There are no facilities, services, assets or properties shared with any other person which is not a Group Company, which are used in connection with the business of such Group Company.

(c)                                  Section 4.7(c) of the Disclosure Schedule sets forth a complete and accurate list of all personal property owned or leased by a Group Company with an individual book or fair market value of RMB50,000 or greater. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are in a good condition other than any normal wear and tear.

4.8.                            Status of Proprietary Assets. Except as disclosed in Section 4.8 of the Disclosure Schedule, each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and as proposed to be conducted and without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to the Proprietary Assets of a Group Company, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. None of the Warrantors has received any communications alleging that such Warrantor has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor is there any reasonable basis therefor. All material Proprietary Assets conceived by employees of each Group Company are “works for hire”, and all rights, title and interest therein have been transferred and assigned, or are transferable and assignable, to such employing Group Company. No Group Company will be required to utilize, in the course of its business operation, any employee’s Proprietary Assets developed prior to such employee’s employment with such Group Company, except for any Proprietary Assets that have been validly and properly assigned or licensed to such Group Company prior to the date hereof. Neither the Founders nor any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by the Group Company) has been or is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of any Group Company as it is proposed to be conducted, or that would prevent such officers, employees or consultants from assigning to a Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution or delivery of this Agreement and other Transaction Agreements, nor the carrying on of the business of each Group Company by its employees, nor the conduct of the business of each Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

4.9.                            Material Contracts and Obligations.

(a)                                 Section 4.9(a) of the Disclosure Schedule contains a complete and accurate list of all agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which a Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of a Group Company or (iii) obligate a Group Company to share, license or develop any product or technology (each, a “Material Contract”). For purposes of this Section 4.9(a), “material” shall mean agreements and other obligations (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on a Group Company in excess of US$30,000 (or the equivalent thereof in another currency) or more individually or US$100,000 (or the equivalent thereof in another currency) or more in the aggregate with respect to a series of related contracts, or that extend for more than one year beyond the date of this Agreement; (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation; (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on a Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, or containing provision that purport to restrict the business activity of a Group Company or limit the freedom of a Group Company to engage in any line of business that the Group Company is currently conducting; (iv) not in the ordinary course of business; (v) transferring or licensing any Proprietary Assets to or from a Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software); or (vi) the termination of which would be reasonably likely to have a Material Adverse Effect. A true, fully-executed copy of each Material Contract has been delivered to the Investor.

(b)                                 All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Group Company and the respective counter-party to which each of them is a party, unless otherwise provided in the Disclosure Schedule.

(c)                                  Each Group Company has in all material respects satisfied or provided for all of its liabilities and obligations under each Material Contract to which it is a party or by which it is bound which requires performance prior to the date of this Agreement, and is not in default in any material respect under any Material Contract to which it is a party or by which it is bound. There does not exist any circumstance due to the action or inaction of any Group Company that with notice or lapse of time or both would constitute a material default of the obligations by a Group Company under a Material Contract to which it is a party or by which it is bound.

(d)                                 No officer or director of any Warrantors has given or received from any person any notice or communication (whether oral or written, received or threatened) regarding any actual, alleged, possible or potential material violation or material breach of, or material default under, any Material Contract.

4.10.                     Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (each, an “Action”) pending or currently threatened against a Group Company or a Group Company’s activities, properties or assets or against any officer, director or employee of a Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, a Group Company, or otherwise. There is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of a Group Company. By way of example, but not by way of limitation, there are no Actions pending against any Group Company or threatened against any Group Company, relating to the use by any employee of a Group Company of any information, technology or techniques allegedly proprietary to any of such employee’s former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by a Group Company currently pending or which it intends to initiate.

4.11.                     Compliance with Laws; Consents and Permits.

(a)                                 None of the Group Companies is in material violation of any applicable statute, rule, regulation, order or restriction of any jurisdiction or any instrumentality or agency thereof (the “Applicable Law”) in respect of the conduct of its business or the ownership or use of its properties. No event has occurred and no circumstance exists (with or without notice or lapse of time) that (i) may constitute or result in a violation by any Group Company of, or a failure on the part of any Group Company to comply with the Applicable Law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as disclosed in Section 4.11(a) of the Disclosure Schedule, the Warrantors have obtained any and all material Approvals from applicable Governmental Authorities and have fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary with respect to the Founders and their investment in the Group Companies, and with respect to the Group Companies and their operations, respectively.

(b)                                 None of the Group Companies, or any director, agent, employee or any other person acting for or on behalf of a Group Company, current offers, promises, authorizes or makes, directly or indirectly, payments or other illegal inducements to any Public Official to assist any Group Company to obtain or retain business for or with, or directing business to, any person, in any case with the intent in violating the Applicable Laws. For the purposes of this paragraph, a “Public Official” shall mean an employee of a governmental authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise.

(c)                                  No consents, permits, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings (the “Approval”) by or with any governmental authority and any third party are required to be obtained or made by any Warrantor in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder. Based in part on the representations of the Investor set forth in Section 5 below, the offer, sale and issuance of the Purchased Shares in conformity with the terms of this Agreement are exempt from the qualification, registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), and each other analogous provision of applicable securities law.

(d)                                 Except as disclosed in the Section 4.11(d) of the Disclosure Schedule, each Group Company has all material franchises, approvals, permits, licenses, certificates and any similar authorizations (each, a “Permit”) necessary for the conduct of its business as currently conducted and as proposed to be conducted as shown in the business plan delivered to the Investor hereunder. None of the Group Companies is in default under any of such Permit. Section 4.11(d) of the Disclosure Schedule is a complete list of such Permits, together with the name of the entity issuing each such Permit. Except as specifically noted thereon, (a) each such Permit is valid and in full force and effect, (b) no Group Company is in default or violation in any material respect of any such Permit, (c) no Group Company has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any such Permit, (d) there is no factual or legal basis that will prevent each such Permit from remaining in full force and effect upon the consummation of the transactions contemplated hereby for not less than one (1) year after the Closing, and (e) no suspension, cancellation or termination of any such Permits is threatened or imminent.

(e)                                  Each holder or beneficiary owner of any equity securities of the Company (each, a “Company Security Holder”), who is a Domestic Resident and subject to any of the registration or reporting requirements of Circular 75 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied with such reporting and/or registration requirements under the SAFE Rules and Regulations, except as disclosed in Section 4.11(e) of the Disclosure Schedule. Neither the Warrantors nor any of the Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all material oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. Each of the WFOE and the Domestic Enterprise has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under

Applicable Law to conduct foreign exchange transactions as now being conducted by it as disclosed in Section 4.11(e) of the Disclosure Schedule.

4.12.                     Compliance with Other Instruments and Agreements. None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound or of any provision of any judgment, decree or Applicable Law applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with this Agreement and other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Company Contract or a violation of any Applicable Law, or an event which results in the creation of any Lien upon any asset of any Group Company.

4.13.                     Disclosure. The Warrantors have fully provided the Investor with all the information that the Investor has reasonably requested for deciding whether to purchase the Purchased Shares and all information that the Warrantors believe is reasonably necessary to enable the Investor to make such decision. No representation or warranty by any Warrantor in this Agreement or any document, instrument or certificate furnished or to be furnished to the Investor at the Closing, and no information or materials provided by any Warrantor to the Investor in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contain or will contain any untrue statement of a material fact, or omit or will omit to state any material fact required to be stated therein or necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

4. 14.                  Registration Rights and Voting Rights. Except as provided in the Amended Shareholders Agreements, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or its subsidiaries’ equity securities) on any securities exchange. Except as contemplated in the Amended Shareholders Agreements and as set forth in Section 4.14 of the Disclosure Schedule, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in this Agreement, the Disclosure Schedule, the Amended Shareholders Agreements and other Transaction Agreements, no Warrantor is a party to or has any Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

4.15.                     Insurance. Except as disclosed in Section 4.15 of the Disclosure Schedule, each Group Company has obtained the insurance coverage of the same types and at the same coverage levels as other similarly situated companies. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance.

4.16.                     Accounting System and Financial Statements.

(a)                                 Each Group Company will maintain a standard system of accounting established and administered in accordance with either United States generally accepted accounting principles (“US GAAP”), PRC generally accepted accounting principles (“PRC GAAP”) or international financial reporting standards (“IFRS”), as the case may be.

(b)                                 The Company has delivered to the Investor, the unaudited balance sheet, income statement and cash flow statements of the Group Companies for the month ended June 30, 2013 (the “Balance Sheet Date”), prepared by the Group Companies and reviewed by the management of the Group Companies (collectively, the “Financial Statements”).

(c)                                  The Financial Statements (x) are in accordance with the books and records of the applicable Group Company, (y) are true, correct and complete and present fairly the financial condition of the applicable Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (z) have been prepared in accordance with PRC GAAP or US GAAP or IFRS, as the case may be, applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments, if applicable. Specifically, but not by way of limitation, each balance sheet of the Financial Statements discloses all of applicable Group Company’s material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP or US GAAP or IFRS, as the case may be. The applicable Group Company has good and marketable title to all assets set forth on the balance sheet of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date. Except as set forth in the Financial Statements, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity, or has material liabilities or obligations, contingent or otherwise, as of the Balance Sheet Date, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.

(d)                                 Since the Balance Sheet Date, except as contemplated by this Agreement or as set forth in the Financial Statements or disclosed in Section 4.16(d) of the Disclosure Schedule, with respect to any Group Company there has not been any:

(i)                                     change in the assets, liabilities, financial condition or operations of any Group Company from that reflected in the Financial Statements, other than changes in the ordinary course of business;

(ii)                                  resignation or termination of any key employee of any of the Group Companies;

(iii)                               satisfaction or discharge of any Lien or payment of any obligation by any Group Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, or operation of such company (as such business is presently conducted);

(iv)                              material change, amendment to or termination of a Material Contract;

(v)                                 material change in any compensation arrangement or agreement with any key employee of any Group Company;

(vi)                              any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other person or division thereof;

(vii)                           declaration, setting aside or payment or other distribution in respect of any of the Group Companies’ capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by any Group Company;

(viii)                        failure to conduct business in the ordinary course, consistent with the any Group Company’s past practices;

(ix)                              damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;

(xi)                              event or condition of any character which might have a Material Adverse Effect but excluding any event or condition resulting from general economic conditions or from conditions that generally affect the industry of the Company or the affected Group Companies other than changes that have a materially disproportionate effect on the Company or the affected Group Companies;

(xii)                           change in the accounting methods or practices followed by any Group Company (other than such changes that have been required by the Applicable Law or applicable accounting principles and standards);

(xiii)                        any incurrence, creation, assumption, repayment, satisfaction, or discharge of (i) any material Lien or (ii) any guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution; or

(xiv)                       any commencement or settlement of any material Action; or

(xv)                          agreement or commitment by any Group Company to do any of the things described in this Section 4.16(d).

4.17.                     Tax Matters.

(a)                                 Except as disclosed in Section 4.17(a) of the Disclosure Schedule, each Group Company has timely filed all tax returns that are required to have been filed by it with any Governmental Authority, has timely paid all taxes owed by it which are due and payable (whether or not shown on any tax return) and withheld and remitted to the appropriate Governmental Authority all taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party. No Group Company has had any tax deficiency proposed or assessed against it, nor has any Group Company executed any waiver of any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency other than unpaid taxes that are in contest with the tax authority by any Group Company in good faith or are nonmaterial in amount.

(b)                                 Except as disclosed in Section 4.17(b) of the Disclosure Schedule, each tax return referred to in paragraph above was properly prepared in compliance with Applicable Law and was true, correct and complete in all material respects. None of such tax returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such tax return which has not been disclosed to the appropriate tax authority or in such tax return, as may be required by Applicable Law. All records relating to such tax returns or to the preparation thereof required by Applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file tax returns that any Group Company is or may be subject to taxation by that jurisdiction.

(c)                                  Except as disclosed in Section 4.17(c) of the Disclosure Schedule, the assessment of any additional taxes with respect to the applicable Group Company for periods for which tax returns have been filed is not expected to exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any tax liability of any Group Company. There is no pending dispute with, or notice from, any tax authority relating to any of the tax returns filed by any Group Company, and there is no proposed liability for a deficiency in any tax to be imposed upon the properties or assets of any Group Company. No Group Company has been or currently is subject to any investigation, discovery or access order involving any taxes, assessments, fees and other governmental charges by or involving any Governmental Authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

4.18.                     Interested Party Transactions. Except for the Control Documents and other transactions disclosed in Section 4.18 of the Disclosure Schedule, no Founder or officer or director of a Group Company or any “Affiliate” or “Associate” of the Warrantors (as those terms are defined in Rule 405 promulgated under the Act) has any agreement, understanding, proposed transaction with, or is indebted to, a Group Company, nor is a Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Founder has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that any such Founder may have direct or indirect ownership interest in the Group Companies or own shares in (but not exceeding 1% of the outstanding shares of) publicly traded companies that may compete with a Group Company. No Founder or officer or director of a Group Company or any Affiliate or Associate of the Founder or a Group Company has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

(a)                                 Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the board of directors, (iii) the purchase of the Company’s share capital in accordance with applicable law, and the issuance of warrants or options to purchase any securities of the Company in accordance with the ESOP, in each case as disclosed in Section 4.18(a) of the Disclosure Schedule, and (iv) as contemplated under the Transaction Documents, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof, respectively. No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate or Associate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses.

(b)                                 Except as set forth in Section 4.18(b) of the Disclosure Schedule, none of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate or Associate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company. Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the board of directors, (iii) the purchase of the Company’s share capital in accordance with applicable law, and the issuance of warrants or options to purchase any securities of the Company in accordance with the ESOP, none of the Group Companies’ employees, officers or directors or any members of their immediate families or any Affiliate or Associate of any of the foregoing are, directly or indirectly, interested in any contract with any Group Company. None of the Group Companies’ directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors.

(c)                                  Other than the Group Companies, up to the date of the Closing, there are no competing corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any Founder owns or controls, directly or indirectly, 10% or more of the outstanding voting interests except as disclosed in Section 4.18(c) of the Disclosure Schedule.

(d)                                 No employee, officer, or director of any Group Company (“Related Party”) or member of such Related Party’s immediate family, or any corporation, limited liability company, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, loans, or extend or guarantee credit to any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with any Group Company, except that employees, officers, or directors of such Group Company and members of such Related Party’s immediate families may own stock in (but not exceeding 1% of the outstanding shares of) publicly traded companies that may compete with any Group Company. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with any Group Company.

4.19                        Obligations of Management. Except for the persons disclosed in Section 4.19 of the Disclosure Schedule, each Founder and other officer and employee listed in Schedule 3 attached hereto (an “Key Employee”) is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of the Group Companies. No Founder or any other Key Employee is planning to work less than full time at the Group Companies in the future.

4.20.                     Employee Matters. As of the date hereof, the Group Companies employ in the aggregate 350 full-time employees and engage no consultants or independent contractors. No employee of any Group Company, to the Knowledge of the Company, is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. Except as disclosed in Section 4.20 of the Disclosure Schedule, each Group Company has complied in all material aspects with all applicable employment and labor laws, including provisions thereof relating to wages, hours, housing funds, social welfare, social insurance contribution and collective bargaining. Except as required by law, there is no other pension, retirement, profit-sharing, deferred compensation, bonus, incentive or other employee benefit program, arrangement, agreement or understanding to which any Group Company contributes, is bound, or under which any employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit. None of the Group Companies is aware that any of its officers intends to terminate their employment, nor does any Group Company have a present intention to terminate the employment of any of its officers. None of the Founders during the previous four (4) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any state insolvency laws or the appointment of manager, a receiver or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

4.21.                     Exempt Offering. The offer and sale of the Purchased Shares are exempt from the registration or qualification requirements of all applicable securities laws and regulations, and the issuance of Ordinary Shares upon conversion of the Purchased Shares in accordance with the Restated Articles will be exempt from such registration or qualification requirements.

4.22.                     No Other Business. The Company was formed solely to acquire and hold the equity interest in subsidiaries established by the Company and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in its subsidiaries.

4.23.                     Minute Books. The minute books of each Group Company, which have been made available to the Investor, contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

4.24.                     Financial Advisor Fees. Except as disclosed in Section 4.24 of the Disclosure Schedule, there exists no agreement or understanding between the Company or any of its affiliates and any investment bank or other financial advisor under which the Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

4.25.                     Employment Agreements; Confidentiality, Non-compete and Invention Assignment Agreements. Except as disclosed in Section 4.25 of the Disclosure Schedule, all current key officers and employees of the Group Companies and each of the Founders has (or, prior to the Closing, will have) entered into a standard at-will (or a term agreement if at-will relationship is prohibited under the laws of the jurisdiction where such employment services are rendered) employment agreement containing confidentiality, non-compete and invention assignment provisions with the relevant Group Company (the “Confidential Information Agreements”). To the extent that other employees of the Group Companies have executed Confidential Information Agreements with the applicable Group Companies, the Company is not aware that any such employee is in violation of his or her Confidential Information Agreement.

4.26                        OFAC Compliance.

(a)                                 Neither the Group Companies nor, to the Group Companies’ Knowledge, any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Group Companies is an OFAC Sanctioned Person (as defined below). The Group Companies and, to the Group Companies’ Knowledge, their directors, administrators, officers, board of directors (supervisory and management) members or employees are in compliance with, and have not previously violated, the USA

Patriot Act of 2001, and all other applicable United States and PRC anti-money laundering laws and regulations. To the Knowledge of the Group Companies, none of (i) the purchase and sale of the Purchased Shares, (ii) the execution, delivery and performance of this Agreement or any of the documents in Exhibits attached hereto, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by the shareholders of the Group Companies or any Key Employee, of any of the OFAC Sanctions or of any anti-money laundering laws of the United States, the PRC or any other jurisdiction.

(b)                                 For the purposes of this Section 4.26:

“OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

“OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at ww.treas.gov/offices/enforcement/ofac/sdn.

“United States Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

4.27                        FCPA Compliance. None of the Company or any other Group Company or, to the Group Companies’ Knowledge, any of their directors, administrators, officers, board of directors (supervisory and management) members or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the USA Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company or any other Group Company to obtain or retain business for, or direct business to the Company or any other Group Company, as applicable, subject to applicable exceptions and affirmative defenses. None of the Company, any other Group Company or any of their respective directors, administrators, officers, board of directors (supervisory and management) members or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

4.28                        Founders’ Identity and Compliance.

(a)                                 Each of the Founders is a citizen and permanent resident of the PRC and did not hold and does not hold any identification that may require the registration of the Domestic Enterprise as a foreign invested enterprise pursuant to Applicable Law of the PRC in effect at and from the time of the incorporation of the Domestic Enterprise through the date of the Closing. Each of the Founders has complied with all requirements under the applicable laws relating to foreign exchange, including, without limitation, Circular 75. None of the Founders has received any oral or written inquiries, notifications or any other form of official correspondence from the SAFE with respect to any actual or alleged non-compliance with any applicable law relating to foreign exchange, including Circular 75.

(b)                                 There is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against each Founder, the Selling Shareholder or the Founder Holdco, and except as disclosed in the Disclosure Schedule, there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation.

(c)                                  No Founder has been (i) subject to voluntary or involuntary petition under any bankruptcy or insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any governmental or regulatory authority to have violated any securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(d)                                 Each Founder has assigned to the Group Companies all material intellectual property rights owned by such Founder that are related to the Group Companies’ business as now conducted and as presently proposed to be conducted.

(e)                                  Except as disclosed in Section 4.28(e) of the Disclosure Schedule, none of the Founders, either on his/her own account or through any of his/her Affiliates, or in conjunction with or on behalf of any other person, carry on or are engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with the business of any Group Company. None of the Founders are subject to any Contracts or any other obligations which prohibit, restrict or otherwise adversely affect such Founder’s investment or involvement in any Group Company, the Selling Shareholder or the Founder Holdco.

4.29                        Captive Structure. The Control Documents, in the aggregate intended to establish and maintain a captive structure through which the WFOE controls the Domestic Enterprise, have been duly executed and delivered by the parties thereto, and, to the best Knowledge of the Group Companies, constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and adequate to establish and maintain the intended captive structure, under which the financial statements of the Domestic Enterprise will be consolidated with those of the other Group Companies in accordance with generally accepted account principles in the United States. None of the Warrantors has received any oral or written inquiries, notifications or any other form of official correspondence from any government authorities challenging or questioning the legality or enforceability of any of the Control Documents.

4.30                        Other Representations and Warranties Relating to the WFOE and the Domestic Enterprise.

(a)                                 The WFOE and the Domestic Enterprise have applied and obtained all requisite licenses, clearance and permits required under PRC laws and regulations as necessary for the conduct of their businesses, and the WFOE and the Domestic Enterprise have complied in all material respects with all PRC laws and regulations in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the SAFE and any other relevant authorities, and all such permits are validly subsisting.

(b)                                 The registered capital of the WFOE and the Domestic Enterprise has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license (together with any subsequent amendment thereto, hereinafter referred to as the “Establishment Documents”) and in compliance with PRC laws and regulations, and there is no outstanding capital contribution commitment.

(c)                                  The Establishment Documents of the WFOE and the Domestic Enterprise have been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable.

(d)                                 The business scope specified in the Establishment Documents of the WFOE and the Domestic Enterprise comply with the requirements of all relevant PRC laws and regulations. The operation and conduct of the business by and the term of operation of the WFOE and the Domestic Enterprise in accordance with the Establishment Documents is in compliance with the PRC laws and regulations.

(e)                                  The WFOE and the Domestic Enterprise have passed the annual inspection by the relevant governmental authorities for their operation in its last three years (where applicable), and the relevant administrations for industry and commerce have affixed an annual inspection chop on their business licenses if applicable.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company and the Selling Shareholder as follows:

5.1.                            Authorization. The Investor has all requisite power, authority and capacity to enter into the Transaction Agreements, and to perform its obligations under the Transaction Agreements. This Agreement has been duly authorized, executed and delivered by the Investor. The Transaction Agreements, when executed and delivered by the Investor and subject to the execution and delivery by other parties thereto, will constitute valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

5.2.                            Accredited Investor. To the extent applicable and necessary, the Investor represents that it is an “accredited investor” within the definition set forth in Rule 501(a) under Regulation D of the Securities Act, as presently in effect.

5.3.                            Purchase for Own Account. The Purchased Shares will be acquired for the Investor’s own account or the account of one or more of any of the Investor’s Affiliates, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, other than pursuant to agreements or arrangements governing the acquisition, management and disposition of fund assets or interests in general fund assets with participants in the fund.

5.4.                            Restricted Securities. The Investor understands that the Purchased Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company and the Selling Shareholder in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. The Investor understands that the Purchased Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.5.                            The Investor is duly organized and validly existing under, and by virtue of, the laws of the place of its incorporation or establishment, and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. The Investor is qualified to do business.

5.6                               No conflicts. The execution and performance of the terms of this Agreement, and the documents herein contemplated by this Agreement do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the constitutional documents of the Investor or other documents constituting the Investor or any contracts or agreements to which the Investor is a party, or any other Applicable Law, rule or regulation to which it is subject.

5.7                               To the awareness of the Investor, no consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority, where applicable, is required on the part of Investor in connection with the purchase of Purchased Shares.

5.8                               No broker, finder or investment banker (except for any agent engaged by the Investor in providing any legal, auditing, financial or other transaction related services) is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement based upon arrangements made by or on behalf of the Investor.

6. COVENANTS

Each of the Warrantors jointly and severally covenants to the Purchasers as follows:

6.1.                       Use of Proceeds. The proceeds from the sale of the Purchased Series B Shares hereunder shall be used for business development, mergers and acquisitions, funding of working capital needs, and other purposes set forth in the Company’s budget and business plan as approved by the Investor.

6.2.                       Business of the Company. The business of the Company shall be restricted to the holding, management and disposition of equity interests in its subsidiaries.

6.3.                       Business of the WFOE and Domestic Enterprise. WFOE and the Domestic Enterprise are intended to conduct the business of insurance, insurance brokerage, sale of public funds and other directly related business (the “Other Business”). The business of each of the WFOE and the Domestic Enterprise shall be restricted to its Principal Business, Other Business and directly related businesses. The Company and the Founders shall cause each of the WFOE and the Domestic Enterprise to conduct its business in the manner as it is currently being conducted in accordance with the Applicable Law.

6.4.                       Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of the Company shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Purchasers, except that the Company may carry on its business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the Closing, any Warrantor comes to know of any material fact or event which:

(a)                            is in any way materially inconsistent with any of the representations and warranties given by any Warrantor,

(b)                            suggests that any material fact warranted may not be as warranted or may be materially misleading, or

(c)                             might affect the willingness of a prudent investor to purchase the Purchased Shares or the amount of consideration which the Purchasers would be prepared to pay for the Purchased Shares, then such Warrantor shall give immediate written notice thereof to the Purchasers in which event the Purchasers may within fourteen (14) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Purchasers may have under this Agreement or Applicable Law.

6.5                          Non-compete. Each Founder covenants that he/she will devote his/her full time and attention to the business of the Group Companies and will use his/her best efforts to develop the business and interests of the Group Companies. Without the prior written consent of the Purchasers, from the date of joining the Group Company he/she is currently serving, until twenty-four (24) months after he/she leaves such Group Company, the Founders shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the business of the Group Companies or otherwise competes with the Company or any of its subsidiaries (a “Restricted Business”). Each Founder and each officer or director of any Group Company shall not join, or has a business relationship with, any other firm or corporation that competes with any Group Company, from the date of joining the Group Company he/she is currently serving, until twenty-four (24) months after he/she leaves such Group Company, for whatever reasons.

6.6                               Compliance with SAFE Rules and Regulations. As soon as practicable after the Closing and in any event within two (2) months after the Closing Date, each of the Company Security Holders who is a Domestic Resident (including the Founders, Shen Yacheng, Zhang Yichi, and the individual shareholder of Golden YT Investment Limited where applicable) or has Domestic Resident(s) as its beneficial owner shall duly complete, and shall successfully cause such beneficial owner to complete, all necessary filings or registrations, with the relevant local SAFE in connection with such Company Security Holder’s participation in the investment and operations of the Group Companies and the consummation of the transactions as contemplated by this Agreement, where applicable, in compliance with the registration and any other requirements of the SAFE Rules and Regulations, and shall thereafter apply for and complete all necessary filings or registrations (including filing the amendments to the previous registrations) as required by the SAFE Rules and Regulations, including the filing with respect to the consummation of the transactions as contemplated by this Agreement, provided, however, that the application therefor shall be submitted within one (1) month after the Closing Date. The Group Companies shall procure each of such Company Security Holders and, where applicable, its beneficial owner to perform the covenants in accordance with this Section 6.6.

6.7                               Licenses and Permits. Promptly following the date hereof, the Company and the Founders shall cause the Group Companies and their employees, as the case may be, to take best efforts to obtain, update and maintain at all times any and all the licenses, permits or any other approvals by the Governmental Authority, including, but not limited to professional qualifications of the Group Companies’ employees, required in connection with the day-to-day operations of the Group Companies.

6.8                               ESOP. As soon as practicable after the Closing, but in any event within 4 months after the Closing, the Company shall have adopted the ESOP, with all relevant legal documents, in form and substance satisfactory to the Purchasers.

6.9                               Conduct of Business after Closing. After the Closing, the Group Companies shall use best efforts to, and each of the Founders undertakes to use his/her best efforts to cause the Group Companies to conduct their business in compliance with all Applicable Law and strengthen their corporate governance, financial reporting processes, operations and internal controls. In the event of any change in Applicable Law, the Group Companies shall, and the Founders shall cause the Group Companies to, undertake all necessary action so as to ensure that the Principal Businesses may continue to be operated.

6.10                        Control Structure. After the Closing, the existing shareholders of the Domestic Enterprise may designate the Persons who shall not be any of the Founder to hold all of their then equity interests in the Domestic Enterprise on their behalf (the “Nominee Shareholders”), and the WFOE, the Domestic Enterprise and the Nominee Shareholders shall enter into a series of control documents to ensure the complete control of WFOE over the Domestic Enterprise provided that the foregoing structure is necessary for Qualified IPO, and has been adopted in certain successful IPO cases, upon the approvals of all equity holders of the Company.

6.11                        Other Actions. At any time after the date hereof, the Warrantors shall, at the request of the Purchasers and so far as it lies within their respective control and power, execute or procure that there shall be executed all such documents and do all such acts and things as the Purchasers may reasonably require for the purpose of implementing or giving effect to the provisions of this Agreement.

6.12                        Liquidation of Shanghai Juxi. After the Closing, Warrantors shall use all commercial reasonable efforts to ensure that all business operated by Shanghai Juxi Asset Management Partnership Enterprise (General Partnership) (“Shanghai Juxi”), a subsidiary of the Domestic Enterprise, shall have been transferred to Shanghai Juhui Yinxi Asset Management Co., Ltd and Shanghai Juxi shall have been duly liquidated.

6.13                        Liquidation of Xinzhou. After the Closing, Warrantors shall use all commercial reasonable efforts to insure that Xinzhou shall be duly liquidated, and the documentary evidences shall be provided to the Purchasers.

6.14                        Transfer of Equity Interest in Yibairun. After the Closing, Warrantors shall use all efforts to insure that Cao Wei (), one of the existing shareholders of Yibairun Investment Consulting (Beijing) Co., Ltd. (, “Yibairun”), and Mr. Hu shall jointly issue an undertaking letter in the substance and form satisfactory and acceptable to the Purchasers, pursuant to which Cao Wei agrees to grant an irrevocable and unconditional option to the Domestic Enterprise to acquire all or any of her equity interest in Yibairun at a price acknowledged by the Purchasers in advance, or alternatively, that the Domestic Enterprise sells all of the equity interests held by it in Yibairun to a Person subject to the prior written consent of the Purchasers.

6.15                        Jupai Management. After the Closing, Warrantors shall use all efforts to insure that Mr. Hu, as the sole shareholder of Shanghai Jupai Investment Management Co., Ltd. (, “Jupai Management”), shall transfer 100% equity interest in Jupai Management held by him to the Domestic Enterprise at a price acknowledged by the Purchasers in advance, and documentary evidence reflecting the completion of such transfer shall be provided to the Purchasers, or alternatively, that Jupai Management shall be duly liquidated and the documentary evidence shall be provided to the Purchasers.

6.16                        Contribution to Registered Capital. After the Closing, the registered capital of the WFOE shall be paid up, and the new business license of the WFOE evidencing the fully payment of registered capital shall be provided to the Purchasers.

7. CONDITIONS TO THE PURCHASERS’ OBLIGATIONS AT THE CLOSING

The obligation of the Purchasers to purchase the Purchased Shares at the Closing is subject to the fulfillment and to the satisfaction of the Purchasers on or prior to the Closing, unless otherwise waived by the Purchasers, of the following conditions:

7.1                               Representations and Warranties True and Correct. The representations and warranties made by the Warrantors in Section 4 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

7.2                               Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

7.3                               Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed, executed and/or delivered by any Warrantor shall be reasonably satisfactory in substance and form to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

7.4                               Approvals, Consents and Waivers. Each Group Company or the Selling Shareholder, as the case may be, shall have obtained any and all approvals, consents and waivers necessary for consummation of the sale and purchase of the Purchased Series B Shares, Purchased Ordinary Shares or Additional Purchased Ordinary Shares as contemplated hereby, as the case may be, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the then existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance and/or sale of the Purchased Series B Shares, Purchased Ordinary Shares or Additional Purchased Ordinary Shares at the Closing, as the case may be; and (iii) the approval from the internal investment committee of the Purchasers.

7.5                               Compliance Certificate. At the Closing, each Warrantor shall deliver to the Purchasers, certificates dated as of the Closing Date, certifying (i) that the conditions specified in Section 7 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Group Companies since the date of this Agreement, (ii) that the attached copies of the resolutions of the board of directors and resolutions of the shareholders of each Group Company (as applicable) or the Selling Shareholder, as the case may be, approving the transactions contemplated hereby are all true and complete copies and such copies remain unamended and in full force and effect, and (iii) that the attached copies of the resolutions of the shareholders of the Company adopting the Restated Articles as updated from time to time and electing the Investor Director to the board of directors of the Company are true and complete copies and such copies remain unamended and in full force and effect.

7.6                               Amendment to Constitutional Documents. The Restated Articles and Amended Shareholders Agreements, which may be updated upon the determination of the Third Party Transferee, shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders, and the Restated Articles shall be duly submitted to the Registrar of Companies in the Cayman Islands for filing. The constitutional documents of the Group Companies, other than the Company, shall have been amended to conform with the applicable provisions of the Restated Articles, and shall be, in form and substance, satisfactory to the Purchasers.

7.7                               Board of Directors. As of the Closing, the Board of Directors shall consist of not more than five (5) Directors, in accordance with the Restated Articles, and the person (the “Investor Director”) nominated by the Investor, and the person nominated by the Third Party Transferee (if applicable), shall have been appointed to the Board of Directors as a member.

7.8                               Good Standing. The Purchasers shall have received a certificate of good standing issued by the Registrar of Companies of the Cayman Islands dated within five (5) business days preceding the Closing certifying that the Company was duly constituted, paid all required fees and is in good legal standing.

7.9                               Due Diligence. The Purchasers shall have completed its business, legal, financial and human resource due diligence investigation of the Group Companies to its satisfaction.

7.10                        No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

7.11                        Amended Shareholders Agreement. Each party to the Amended Shareholders Agreements (other than the Purchasers), which may be updated upon the determination of the Third Party Transferee, shall have executed and delivered to the Purchasers the Amended Shareholders Agreements.

7.12                        Other Ancillary Agreements. The Company shall have executed and delivered (i) indemnification agreements with the Investor Director substantially in the form set forth in Exhibit E hereto (the “Indemnification Agreement”), which may be updated upon the determination of the Third Party Transferee, and (ii) a management rights letter substantially in the form set forth in Exhibit F hereto, which may be updated upon the determination of the Third Party Transferee.

7.13                        SAFE Registration. Each holder or beneficiary owner of any share of the Company who is a Domestic Resident or has Domestic Resident(s) as its beneficial owner shall have duly completed, and shall have successfully caused such beneficial owner to complete the amendment filings with the relevant local SAFE under Circular 75 to reflect the shareholding structure of the Company immediately before the Closing in compliance with the registration and any other requirements of the SAFE Rules and Regulations, including the filing with respect to the consummation of the transactions as contemplated by the issuance of the Series A Shares.

7.14                        Legal Opinions. The Purchasers shall have received legal opinions from the PRC and the Cayman Islands counsels of the Group Companies, addressed to the Purchasers, dated as of the Closing Date and in customary form and substance satisfactory to the Purchasers.

7.15                        Employment, Confidentiality, Non-compete, Non-solicitation and Invention Assignment Agreements. Each Key Employee shall have entered into a standard form employment agreement, a confidentiality and intellectual property rights assignment agreement, and a non-compete and non-solicitation agreement, or an employment agreement containing provisions of confidentiality, intellectual property rights assignment, non-compete and non-solicitation obligations of the employee in form and substance satisfactory to the Purchasers.

7.16                        Receipt of Payables. The following sums owed to the Domestic Enterprise shall have been repaid: (i) the sum of RMB5,347,292.23 owed by Mr. Hu and (ii) the sum of RMB9.97 million owed by Liu Ziqing, and documentary evidence of such repayment shall have been provided to the Purchasers on or before the Closing.

7.17                        Termination of Share Pledge. The share pledge entered into between Mr. Hu and Shanghai Jinhua Shanyi Consulting Co., Ltd in respect of 2.78% of the equity interests of the Domestic Enterprise (the “Share Pledge”), which serves as collateral for a loan of RMB5 million from Shanghai Jinhua Shanyi Consulting Co., Ltd (the “Jinhua Loan”), shall have been duly terminated and the Share Pledge shall have been de-registered with the relevant Governmental Authority.

7.18                        Control Documents. The WFOE, the Domestic Enterprise and the equity holders of the Domestic Enterprise immediately before the Closing shall have enter into the Control Documents in the form and substance satisfactory to the Purchasers to ensure that the WFOE can control the Domestic Enterprise through the Control Documents.

7.19                        Equity Transfer of Domestic Enterprise. The Company, the Founders and the Domestic Enterprise shall have caused all the equity interests of the Domestic Enterprise held by Shanghai Xinzhou Investment Management Partnership Enterprise (Limited Partnership) transferred to Yao Weishi, and the documentary evidences reflecting the completion of such transfer shall have been provided to the Purchasers.

7.20                        Equity Pledge. The Company, the Founders, the WFOE and the Domestic Enterprise shall have caused equity pledge made by each equity holder of Domestic Enterprise in favor of the WFOE contemplated under the Control Documents registered with the competent Government Authority, and the documentary evidences shall have been provided to the Purchasers on or before the Closing.

7.21                        Trademarks Registration. The relevant Group Companies shall have submitted an application for Trademark Registration in respect of each of the trademarks set forth on Schedule 5 hereto, and shall have delivered documentary evidence thereof to the Purchasers.

7.22                        Domain Names. The ownership of the domain names set forth in Schedule 6 hereto shall have been transferred to the Domestic Enterprise and the Domestic Enterprise shall have obtained the ICP filing certificates in respect of those domain names.

7.23                        Confirmation from Yuantai. The Domestic Enterprise shall have received a duly executed letter from Yuantai, in form and substance satisfactory and acceptable to the Purchasers, confirming (i) that it has no rights, title or other any interests whatsoever in Jupai Holding Inc.; (ii) that it has not exercised, nor has it ever intended to exercise any of its preferred rights, including but not limited to the veto rights, provided in the Articles of Association or the shareholder agreement of the Domestic Enterprise since the date of it entering into the foregoing documents, and it has always been acting in concert with the majority of the other shareholders of the Domestic Enterprise on all matters related to the Domestic Enterprise, and (iii) its consent to using RMB18 million from the capital reserves of the Domestic Enterprise for the increase of capital contribution of each shareholder of the Domestic Enterprise, in proportion to their shareholding percentage, in July 2012.

7.24                        Transfer of Equity Interest in Juzhou. Mr. Hu, one of the existing shareholders of Juzhou Asset Management (Shanghai) Co., Ltd. (, “Juzhou”), shall have transferred 10% equity interest in Juzhou held by them to the Domestic Enterprise at a price acknowledged by the Purchasers in advance, and documentary evidence reflecting the completion of such transfer shall have been provided to the Purchasers on or before Closing.

7.25                        Charter Documents of the Domestic Enterprise. The Articles of Association and shareholder agreement of the Domestic Enterprise shall have been amended to the effect that Yuantai does not enjoy any preferred rights or veto right in the Domestic Enterprise, in the form and substance satisfactory to the Purchasers, and the amended Articles of Association shall have been provided to the Purchasers before the Closing.

7.26                        Provision of Invoices. The Group Companies shall have provided documentary evidence, including but not limited to relevant contracts, invoices and receipts, for all of their income, costs and expenditures for the three (3) year period immediately preceding the Closing, to the satisfaction of the Purchasers.

7.27                        Working Permit. The Domestic Enterprise and its subsidiaries shall have duly obtained all necessary working permits for foreign employees in compliance with the Applicable Laws.

7.28                        Re-structuring of the Company. Prior to Closing, Jupai Holding Inc. will (i) transfer 15,504,049 Ordinary Shares, par value of US$0.0005 per share each, of the Company to Golden YT Investment Limited; (ii) transfer 7,674,699 Ordinary Shares, par value of US$0.0005 per share each, of the Company to Century Crest Global Limited;(iii) transfer 8,000,000 Ordinary Shares, par value of US$0.0005 per share each, of the Company to Golden Keen Enterprise Limited; and (iv) transfer 6,000,000 Ordinary Shares, par value of US$0.0005 per share each, of the Company to Beijing Dragon Limited.

8.                                      CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement at the Closing are subject to the fulfillment, to its satisfaction, or waiver by the Company, at or before the Closing, of the following conditions:

8.1                               Representations and Warranties True and Correct. The representations and warranties of the Investor contained in Section 5 hereof shall be true and correct as of the Closing.

8.2                               Performance of Obligations. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, including but not limited to the delivery of the Series B Purchase Price to the Company in accordance with Section 2.2 hereof.

8.3                               Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been passed and executed by the Investor.

9.                                      CONDITIONS TO SELLING SHAREHOLDER’S OBLIGATIONS AT THE CLOSING

The obligations of the Selling Shareholder under this Agreement at the Closing are subject to the fulfillment, to its satisfaction, or waiver by the Selling Shareholder, at or before the Closing, of the following conditions:

9.1                               Representations and Warranties True and Correct. The representations and warranties of the Investor contained in Section 5 hereof shall be true and correct as of the Closing.

9.2                               Performance of Obligations. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, including but not limited to the delivery of the Ordinary Purchase Price to the Selling Shareholder in accordance with Section 2.3 hereof.

9.3                               Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been passed and executed by the Investor.

10.                               INDEMNITY

(a)                                 Each of the Founders, the Selling Shareholder and the Founder Holdcos (each, an “Indemnitor”) hereby jointly and severally agrees to indemnify and hold harmless the Purchasers, and the Purchasers’ Affiliates (including, after the Closing, the Group Companies), directors, officers, agents and assigns (each, an “Indemnitee”), from and against any and all Indemnifiable Losses suffered by such Indemnitee as a result of, or based upon or arising from:

(i)                           any breach, violation or non-performance of, or inaccuracy or misrepresentation in, any of the representations, warranties, covenants or agreements made by any Indemnitor in or pursuant to this Agreement or any of the other Transaction Agreements (it being understood that, solely for purposes of the indemnification provisions under this section, such representations, warranties, covenants and agreements shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(ii)                        any tax liability of any Group Company arising from events occurring before the Closing which is not reflected in the Financial Statements or arising out of any failure, whether intentional or not, by any Warrantor to comply with any Applicable

Law of the PRC or of any other applicable jurisdiction relating to tax, whether occurring before or after the Closing; or

(iii)                               any material liability incurred by any Group Company arising in respect of, by reference to or in consequence of its non-compliance with any Applicable Law.

(b)                                 Without limiting the provisions of Section 10(a), each Indemnitor hereby jointly and severally agrees to indemnify and hold harmless each of the Indemnitees, from and against any and all Indemnifiable Losses suffered by such Indemnitee as a result of, or based upon or arising from any liability incurred by any Group Company arising in respect of, by reference to or in consequence of the following issues identified by the Investor through its due diligence (whether disclosed in the Disclosure Schedule or not):

(i)                                     Shanghai Juhao Investment Management Consulting Co., Ltd, a wholly-owned subsidiary of the HK Company which was liquidated on 22th, Aug,2013;

(ii)                                  any failure by any of the Founders and/or any Group Company to comply with the requirements of SAFE Rules and Regulations;

(iii)                               any failure by any Group Company or its subsidiaries to comply with any Applicable Law regarding the employment of foreigners in the PRC;

(iv)                              any due and unpaid tax liabilities (including without limitation, all remedial payments, fines, penalties, late interest and withholding tax liabilities) arising out of or in connection with corporate income tax, value-added tax and employees’ individual income tax subject to withholding tax liability of the Group Company;

(v)                                 any third-party infringement claim arising from the use by any Group Company of any intellectual property, including without limitation, patents, know-how, technology etc.;

(vi)                              any Group Company or its subsidiaries operating in a location different from that of its registered address;

(vii)                           Shanghai Juxi, a subsidiary of the Domestic Enterprise;

(viii)                        Jupai Management, a company wholly owned by Mr. Hu.

(c)                                  Without limiting the provisions of Sections 10(a) and 10(b), the Selling Shareholder hereby undertakes to pay to an Indemnitee, upon the written request of the Purchasers, an amount equivalent to any Indemnifiable Loss, whether arising prior to or after the Closing, suffered or incurred by such Indemnitee as a result of or in connection with any failure by the Selling Shareholder to comply with the requirements under Circular 698 issued by the State Administration of Taxation of PRC on December 10, 2009, titled “Circular on Strengthening the Administration of Enterprise Income Tax on Income Derived from the Transfer of Equity of Non-Tax-resident Enterprises”, effective retroactively as of January 1, 2008, or any successor rule or regulation under PRC law.

(d)                                 Without limiting the provisions of Sections 10(a) and 10(b), Mr. Hu hereby undertakes to pay to an Indemnitee, upon the written request of the Purchasers, an amount equivalent to any Indemnifiable Loss, whether arising prior to or after the Closing, suffered or incurred by such Indemnitee as a result of or in connection with:

(i)                                     any illegal withdrawal of capital from the Domestic Enterprise in the past; and

(ii)                                  the Share Pledge and/or the Jinhua Loan.

(e)                        If any Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Section 10, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted.

(f)                         The rights contained in this Section 10 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. This Section 10 shall survive any termination of this Agreement.

(g)                        For the purpose of this Agreement, “Indemnifiable Loss” means, with respect to any person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such person.

11.                               MISCELLANEOUS

11.1.                Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong.

11.2.                Survival. The representations and warranties made herein shall survive any investigation made by any Party hereto and the Closing.

11.3.                Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Investor without the written consent of the Selling Shareholder and the Company provided that the Investor may assign its rights and obligations to one or more of its parent corporation, subsidiary, or Affiliate. This Agreement and the rights and obligations therein may not be assigned by the Parties other than the Investor without the written consent of the Investor. The Third Party Transferee may, at its option, enter into this Agreement by executing a deed of accession, and be bound by the rights and obligations hereunder as if it was a party to this Agreement as of the date hereof.

11.4.                Entire Agreement. This Agreement, the other Transaction Agreements and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

11.5.                Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule 4 hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Parties as set forth in Schedule 4; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties as set forth in Schedule 4 with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each person communicating hereunder by facsimile shall promptly confirm by telephone with the person to whom such communication was addressed the receipt of each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.5, by giving the other Parties written notice of the new address in the manner set forth above.

11.6.                Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company, the Selling Shareholder and the Purchasers.

11.7.                Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

11.8.                Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement.

11.9.                Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11.10.         Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the Parties’ intent in entering into this Agreement.

11.11. Further Assurances. Each Party shall from time to time and at all times hereafter make, do or execute, or cause or procure to be made, done and executed, such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

11.12. Dispute Resolution.

(a)                       Negotiation Between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days from the commencement of such negotiations, Section 11.12(b) shall apply.

(b)                       Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

11.13 Expenses.

The Company and the Selling Shareholder shall pay all of their own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby. The Company shall pay or reimburse, at the Closing, all costs and expenses incurred by the Investor, up to a maximum aggregate amount of RMB400,000, which shall include all reasonable expenses and costs, including out-of-pocket expenses and third party consulting or advisory expenses (including legal fees and expenses) incurred in connection with the transactions contemplated by the Transaction Agreements. The Investor may effect such reimbursement at the Closing by withholding from the payment of the Series B Purchase Price, the amount to which it is entitled to reimbursement pursuant to the preceding sentence. Notwithstanding the foregoing, in the event that the Closing fails to be consummated due to the fault of any Warrantor, the Company shall bear all legal costs and expenses incurred by or on behalf of the Investor in the preparation of the restructuring, the commercial agreements(s) and all other documents in connection with the transactions contemplated by the Transaction Agreements.

11.14 Confidentiality and Non Disclosure.

(a)                                           The terms and conditions of this Agreement, the Disclosure Schedule and the other Transaction Agreements, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below. The obligations of each party hereto under this Section 11.14 shall survive and continue to be binding upon such Party for a period of three (3) years after the termination of this Agreement.

(b)                                           Notwithstanding the foregoing, the Company and the Purchasers may disclose (i) the Confidential Information to its current or bona fide prospective investors, Affiliates of the Company and the Purchasers and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 11.14, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party deems appropriate in its reasonable discretion, and (iii) the Confidential Information to any person to which disclosure is approved in writing by the other Parties hereto. Any Party hereto may also provide disclosure in order to comply with Applicable Laws, as set forth in Section 11.14(c) below.

(c)                                            Except as set forth in Section 11.14(b)(i) and (iii) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other laws and regulations of any jurisdiction) to disclose the existence of this Agreement, the Disclosure Schedule or any other Transaction Agreement or content of any of the financing terms hereunder, such party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of the other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(d)                                           Notwithstanding any other provision of this Section 11.14, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

11.15 Termination of this Agreement.

This Agreement may be terminated by each of the Company and the Purchasers on or after the later of (i) three (3) months after the date of execution of this Agreement, and (ii) another date mutually agreed upon by the Parties hereto by written notice to the other Parties, if the Closing has not occurred on or prior to such date, provided that (i) the Company’s termination right under this Section 11.15 shall be conditional upon the fact that the Warrantors have not materially breached their representations, warranties or covenants hereunder and the failure of the Closing is not due to the fault of any Warrantor; (ii) the Purchasers’ termination rights under this Section 11.15 shall be conditional upon the fact that the Purchasers have not materially breached its representations, warranties or covenants hereunder and the failure of the Closing is not due to the fault of the Purchasers. Upon termination of this Agreement under this Section 11.15, this Agreement shall forthwith become wholly void and of no effect and the Parties shall be released from all future obligations hereunder, except as otherwise expressly provided herein; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination. The provisions of Section 10 and Section 11 shall survive the expiration or early termination of this Agreement.

11.16 Effectiveness and Validity.

Upon execution of this Agreement by any of the signing Parties listed in the signing columns at the end of this Agreement, this Agreement shall become immediately effective and binding among all those Parties which have duly executed, either sequentially or concurrently, copies of this Agreement.

– REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK -

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

Jupai Investment Group (Cayman)

By:	/s/ Hu Tianxiang
Name:
Title:

HK COMPANY:

Jupai Hong Kong Investment Limited

By:	/s/ Hu Tianxiang
Name:
Title:

WFOE:

Shanghai Juxiang Investment Management Consulting Co., Ltd.

/seal/ Shanghai Juxiang Investment Management Consulting Co., Ltd.

By:	/s/ Hu Tianxiang
Name:
Title:

DOMESTIC ENTERPRISE:

Shanghai Jupai Investment Consulting Co., Ltd.

/seal/ Shanghai Jupai Investment Consulting Co., Ltd.

By:	/s/ Hu Tianxiang
Name:
Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLING SHAREHOLDER:

Jupai Holding Inc.

By:	/s/ Hu Tianxiang
Name: Hu Tianxiang
Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FOUNDERS:

/s/ HU TIANXIANG

HU TIANXIANG ()

/s/ LI KELIANG

LI KELIANG ()

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FOUNDER HOLDCO:

Jupai Capital Inc.

By:	/s/ Li Keliang
Name: Li Keliang
Title:

Jupai Holding Inc.

By:	/s/ Hu Tianxiang
Name: Hu Tianxiang
Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INVESTOR:

E-House (China) Real Estate Asset Management Ltd.

By:	/s/ Wu Qiming
Name: Wu Qiming
Title:

LIST OF SCHEDULES AND EXHIBITS

Schedule 1	Founders and Founders Holdcos

Schedule 2	Capitalization Table

Schedule 3	List of Key Employees

Schedule 4	Notices

Schedule 5	List of Trademarks to be Registered

Schedule 6	List of Domain Names

Exhibit A	Restated Articles

Exhibit B	Investors’ Rights Agreement

Exhibit C	Right of First Refusal and Co-sale Agreement

Exhibit D	Disclosure Schedule

Exhibit E	Form of Indemnification Agreement

Exhibit F	Form of Management Rights Letter

SCHEDULE 1

Founders

	Name of Founder	PRC ID Number of Founder
1	Hu Tianxiang ()
2	Li Keliang ()

Founder Holdco

Name	Type & Jurisdiction	Shareholders (Shareholding Percentage)
Jupai Capital Inc.	Limited liability company, British Virgin Island	Li Keliang () – 76.9% Hu Tianxiang () 23.1%
Jupai Holding Inc.	Limited liability company, British Virgin Island	Hu Tianxiang () – 100%

SCHEDULE 2

Capitalization Table

Part 1 - Fully Diluted Capitalization Immediately Prior to the Closing:

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Jupai Holding Inc	Ordinary Shares	54,488,278	46.87%
Golden YT Investment Limited	Ordinary Shares	15,504,049	13.33%
CENTURY CREST GLOBAL LIMITED	Ordinary Shares	7,674,699	6.60%
Jupai Capital Inc	Ordinary Shares	8,332,974	7.17%
Zero2IPO Fund II ,L.P.	Series A Preferred Shares	4,216,867	3.63%
GOLDEN KEEN ENTERPRISES LIMITED	Ordinary Shares	8,000,000	6.88%
BEIJING DRAGON LIMITED	Ordinary Shares	6,000,000	5.16%
ESOP	Ordinary Shares	12,048,193	10.36%
Total		116,265,060	100%

Part 2 - Fully Diluted Capitalization Immediately After the Closing:

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Jupai Holding Inc	Ordinary Shares	28,651,598	22.18%
Golden YT Investment Limited	Ordinary Shares	15,504,049	12.00%
CENTURY CREST GLOBAL LIMITED	Ordinary Shares	7,674,699	5.94%
Jupai Capital Inc	Ordinary Shares	8,332,974	6.45%
Zero2IPO Fund II ,L.P.	Series A Preferred Shares	4,216,867	3.26%
GOLDEN KEEN ENTERPRISES LIMITED	Ordinary Shares	8,000,000	6.19%
BEIJING DRAGON LIMITED	Ordinary Shares	6,000,000	4.65%
E-House (China) Real Estate Asset Management Ltd.	Series B Preferred Shares	25,836,680	20%
Third Party Transferee	Series B Preferred Shares	12,916,340	10%
ESOP	Ordinary Shares	12,048,193	9.33%
Total		129,183,400	100%

Part 3 - Fully Diluted Capitalization Immediately After the Closing(without the Third Party Transferee):

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Jupai Holding Inc	Ordinary Shares	41,569,938	32.18%
Golden YT Investment Limited	Ordinary Shares	15,504,049	12.00%
CENTURY CREST GLOBAL LIMITED	Ordinary Shares	7,674,699	5.94%
Jupai Capital Inc	Ordinary Shares	8,332,974	6.45%
Zero2IPO Fund II ,L.P.	Preferred Shares	4,216,867	3.26%
GOLDEN KEEN ENTERPRISES LIMITED	Ordinary Shares	8,000,000	6.19%
BEIJING DRAGON LIMITED	Ordinary Shares	6,000,000	4.65%
E-House	Preferred Shares	25,836,680	20%
ESOP	Ordinary Shares	12,048,193	9.33%
Total		129,183,400	100%

SCHEDULE 3

List of Key Employees

	Name of Key Employees	Position
1	Hu Tianxiang ()	Chairman Of The Board
2	Yao Weishi ()	CEO
3	Li Liang ()	COO
4	Li Mei ()	Chief Manager of Beijing Branch
5	Hu Xiaoqi ()	Chief Manager of Chengdu Branch
6	Wang Rujun ()	Chief Manager of Hangzhou Branch
7	Cao Nanping ()	Head of RM Department
8	Tan Jiachen ()	Head of RM Department
9	Ge Zhengxing ()	Head of Product Management Department
10	Zhang Shiqiang	Head of Financial Department

SCHEDULE 4

Notices

Company

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone: +86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

HK Company

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone: +86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

WFOE

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Domestic Enterprise

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Founders

HU Tianxiang

Address:

Telephone:

Fax No.:

LI Keliang

Address:

Telephone:

Fax No.:

Founder Holdcos

Jupai Holding Inc

Address:SuiteA-C, 10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

Jupai Capital Inc.

Address:SuiteA-C, 10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Investor

E-House (China) Real Estate Asset Management Ltd.

Address:5 Floor, Wenwu Building, No.383, Guangyan Road, Shanghai, PRC

Telephone:021-60868805

Fax No.:021-60868805

Contact Person: Mrs Wu Qimin

SCHEDULE 5

List of Trademarks to be Registered

Applicant	Content	Application No.	Application Date	Type
Domestic Enterprise		10478463	2012.2.10	36
Domestic Enterprise		13243803	2013.9.13	36
Domestic Enterprise		13189895	2013.9.13	36
Domestic Enterprise		13189872	2013.9.13	35

SCHEDULE 6

List of Domain Names

Serial No.	Domain name	Registrant	Expiration Date
1	www.jpinvestment.cn	Domestic Enterprise	December 31, 2015
2	www.joylandasset.com	Juzhou Asset Management (Shanghai) Co., Ltd.	December 31,2018

EXHIBIT A

Restated Articles

EXHIBIT B

Investors’ Rights Agreement

EXHIBIT C

Right of First Refusal and Co-sale Agreement

EXHIBIT D

Disclosure Schedule

EXHIBIT E

Form of Indemnification Agreement

EXHIBIT F

Form of Management Rights Letter